Exhibit 99.1

Press Release

For Immediate Release

Contact:

Steve Dance	Therese Crozier
SVP Finance	Corporate Communications
510-789-4304	510-789-4331

SANGSTAT COMPLETES $15 MILLION PRIVATE PLACEMENT

Fremont, Calif.- February 15, 2000 - SangStat, The Transplant Company®, (Nasdaq: SANG) announced today that it has completed a private placement of approximately 450,000 shares of common stock for aggregate proceeds of approximately $15 million or $33.25 per share with an institutional investor. The price per share was the stock's closing price on February 14th.. The Company intends to use the proceeds from the sale of its common stock for research and clinical development, continued expansion of its sales and marketing efforts, working capital and other general corporate purposes.

The common stock sold to the investor has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. SangStat has agreed to file a registration statement covering resales of these shares by the investor. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

SangStat, The Transplant Company®

SangStat is a specialty pharmaceutical company applying a disease management approach to improve the outcome of organ transplantation. SangStat has a family of monitoring and therapeutic products and product candidates to address the pre-transplant, acute care and chronic phases of transplantation in the worldwide market. SangStat launched SangCya in November 1998, Thymoglobulin™ in February 1999, and Celsior® cold storage solution in September 1999 in the US. SangStat now markets Thymoglobulin in 52 countries. SangCya Oral Solution was launched in the United Kingdom in April 1999. SangStat is based in Fremont, California, and operates The Transplant Pharmacy®, a comprehensive pharmacotherapy management program, and wholly owned subsidiaries IMTIX- SangStat, SangStat's European base of operations in Lyon, France; SangStat Canada, Ltd. in Mississauga, Ontario, Canada; and Human Organ Sciences™, in Fremont, California.

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. Important risk factors common to the regulatory review and approval process, as well as new product launches, could cause actual results to differ materially with regard to the regulatory approval of SangCya capsules and other products in development, as well as market acceptance of SangCya oral solution, cyclosporine capsules (if approved), CycloTech, Celsior and Thymoglobulin. Other factors that could cause actual results to differ materially include, without limitation, the expenses associated with and uncertainty related to the patent infringement lawsuit filed against SangStat by Novartis Pharmaceuticals, Inc. and its affiliates with respect to SangCya oral solution in the United States and the United Kingdom and the lawsuits filed against the regulatory agencies in the United States and the United Kingdom by Novartis Pharmaceuticals AG and its affiliates with respect to SangCya oral solution. For a discussion of these and other factors that might result in different outcomes, see SangStat's 1998 Form 10-K and 1999 Forms 10-Q filed with the Securities and Exchange Commission, in particular "Future Growth Dependent on Sales of Key Products," "Risks Associated with Litigation with Novartis," "Uncertainty of Market Acceptance," and "Substantial Competition".

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You can find full copies of the prescribing information for SangCya and Thymoglobulin and copies of our latest press releases on the web at www.sangstat.com.